Exhibit 99.1

CONTACTS:

Mike Steele	Karen Denning
Investor Relations	Media Relations
561-438-3657	630-864-6050
Michael.Steele@officedepot.com	Karen.Denning@officedepot.com

Office Depot, Inc. Announces Second Quarter 2014 Results

Raises 2014 Outlook for Adjusted Operating Income(1)

Raises Estimate of Annual Run-Rate Merger Synergies to More Than $700 Million, Including

Optimization of North America Retail Store Portfolio

Boca Raton, Fla., August 5, 2014 – Office Depot, Inc. (NYSE: ODP), a leading global provider of office products, services, and solutions formed by the merger of Office Depot and OfficeMax in November 2013, today announced results for the second quarter ended June 28, 2014.

“During the second quarter, our team executed exceptionally well, which enabled us to deliver merger synergies more quickly than anticipated”, said Roland Smith, chairman and chief executive officer of Office Depot, Inc. “We are very pleased with the integration of legacy Office Depot and OfficeMax as we create a culture focused on achieving our critical priorities in the near and long term. As planned, we have completed our analysis of the North America retail store optimization strategy and have continued to make progress on the development of our unique selling proposition. Based on accelerated synergies and improving execution, we have updated our full year 2014 outlook for adjusted operating income to be not less than $200 million, an increase from our prior outlook of not less than $160 million.”

“After completing our store optimization analysis, we continue to expect to close at least 400 locations in the U.S. by the end of 2016, with approximately 165 stores closing in 2014”, added Smith. “Further, we have increased the expected annual run-rate synergies from this initiative to at least $100 million by the end of 2016, from our prior outlook of at least $75 million.”

Consolidated Results

Office Depot, Inc. results for the second quarter and year-to-date June 2014 include the financial results from OfficeMax, whereas prior year reported results include only the financial results of Office Depot.

Total reported sales for the second quarter of 2014 were $3.8 billion compared to $2.4 billion in the second quarter of 2013, reflecting the inclusion of OfficeMax sales in 2014, and were 2% lower than combined pro forma sales of $3.9 billion in the second quarter of the prior year.

(1)	Adjusted operating income is a non-GAAP measure and is defined as operating income less charges or credits not indicative of our core operations, which may include but not be limited to merger integration expenses, restructuring charges, asset impairments, and significant legal accruals. Additionally, adjusted operating income excludes results from the Grupo OfficeMax consolidated joint venture, as the Office Depot interest in the joint venture is pending sale. Reconciliations from GAAP to non-GAAP financial measures can be found in this release, as well as on our Investor Relations website at investor.officedepot.com. Additional information is provided in our Form 10-Q for the quarter ended June 28, 2014.

In the second quarter of 2014, Office Depot reported an operating loss of $185 million and a net loss available to common stockholders of $190 million, or $0.36 per share. In the second quarter of 2013, the company reported an operating loss of $45 million and a net loss available to common stockholders of $64 million, or $0.23 per share.

Adjusted (non-GAAP) operating income for the second quarter of 2014 was $18 million compared to a combined pro forma adjusted operating loss of $6 million in the second quarter of 2013. The adjusted (non-GAAP) net loss attributable to common stockholders for the second quarter of 2014 was $12 million, or $0.02 cents per share, compared to a combined pro forma adjusted net loss of $18 million, or $0.03 cents per share, in the second quarter of 2013.

•	Adjusted operating income for the second quarter of 2014 excludes special charges and credits totaling $205 million, as well as $2 million in operating income from the Grupo OfficeMax joint venture (JV) which is pending sale. The special items were comprised of $92 million in merger-related expenses, an $80 million legal accrual, $22 million in non-cash store and website impairment charges, and $11 million in International restructuring charges.

•	The adjusted net loss for the second quarter of 2014 includes the after-tax effect of the items noted above as well as a credit of $9 million in interest expense related to a tax settlement and $3 million of other charges.

Operating results for the Grupo OfficeMax JV have been excluded from the 2014 non-GAAP results as well as the 2013 pro forma results for comparability. Updated 2013 pro forma statements of operations, which combine Office Depot and OfficeMax operations and include purchase accounting and other adjustments, are available on the Investor Center page of the company’s website at investor.officedepot.com.

Consolidated (in millions, except per-share amounts)	2Q14	2Q13 Pro Forma	2Q13 Reported	YTD14	YTD13 Pro Forma	YTD13 Reported
Sales	$3,841		$2,419	$8,194		$5,137
Sales growth from prior year period – as reported	59%			60%
Gross profit	$883		$546	$1,898		$1,206
Gross profit margin	23.0%		22.6%	23.2%		23.5%
Operating income (loss)	$(185)		$(45)	$(263)		$(35)
Net income (loss) available to common stockholders	$(190)		$(64)	$(300)		$(81)
Net earnings (loss) per common share	$(0.36)		$(0.23)	$(0.56)		$(0.29)
Adjusted sales*	$3,782	$3,878		$8,067	$8,290
Adjusted sales* decline from prior year combined pro forma results	(2)%			(3)%
Adjusted gross profit*	$867	$884		$1,865	$1,944
Adjusted gross profit margin*	22.9%	22.8%		23.1%	23.5%
Adjusted operating income (loss)*	$18	$(6)		$85	$45
Adjusted operating income (loss) margin*	0.5%	(0.2)%		1.1%	0.5%
Adjusted net income (loss) available to common stockholders*	$(12)	$(18)		$25	$(1)
Adjusted net earnings (loss) per common share*	$(0.02)	$(0.03)		$0.05	$(0.00)

*	Non-GAAP measures.

Divisional Results

North American Retail Division

Retail Division reported sales in the second quarter of 2014 were $1.5 billion compared to $0.9 billion in the second quarter of 2013, reflecting the inclusion of OfficeMax sales in the second quarter of 2014. On a combined pro forma basis, second quarter 2014 sales declined 5%, and same-store sales declined 3% versus last year. Same-store sales decreased primarily due to lower transaction counts partially offset by higher average order values.

North American Retail (in millions)	2Q14	2Q13 Pro Forma	2Q13 Reported	YTD14	YTD13 Pro Forma	YTD13 Reported
Sales	$1,457	$1,538	$940	$3,267	$3,444	$2,083
Sales decline from prior year combined pro forma results	(5)%			(5)%
Same-store sales decline from prior year combined pro forma results	(3)%			(3)%
Division operating income (loss)	$(6)	$(22)	$(20)	$31	$9	$1
Division operating income (loss) margin	(0.4)%	(1.4)%	(2.1)%	0.9%	0.3%	0.0%

Retail Division operating loss was $6 million, or 0.4% of sales, in the second quarter of 2014 compared to a reported division operating loss of $20 million, or 2.1% of sales, in the second quarter of 2013 and a combined pro forma operating loss of $22 million, or 1.4% of sales, in the second quarter of 2013. The second quarter 2014 results compared to combined pro forma second quarter 2013 results reflected a decrease in selling, general, and administrative expenses including payroll, advertising, and other store expenses as well as improvement in the gross margin rate, partially offset by the negative flow-through impact of lower sales.

Office Depot ended the second quarter of 2014 with a total of 1,870 retail stores in the North American Retail Division, comprised of 1,067 Office Depot and 803 OfficeMax branded locations. During the second quarter of 2014, the company closed sixteen and opened one Office Depot branded stores, and closed sixteen and opened one OfficeMax branded stores.

North American Business Solutions Division

Business Solutions Division reported sales were $1.5 billion in the second quarter of 2014 compared to $0.8 billion in the prior year period, reflecting the inclusion of OfficeMax sales in the second quarter of 2014. On a combined pro forma basis, sales declined 1% in the second quarter of 2014 compared to the prior year quarter, due to lower sales in Canada.

Business Solutions (in millions)	2Q14	2Q13 Pro Forma	2Q13 Reported	YTD14	YTD13 Pro Forma	YTD13 Reported
Sales	$1,491	$1,504	$781	$3,032	$3,075	$1,597
Sales decline from prior year combined pro forma results	(1)%			(1)%
Division operating income (loss)	$59	$53	$31	$99	$91	$57
Division operating income (loss) margin	4.0%	3.5%	4.0%	3.3%	3.0%	3.6%

Business Solutions Division operating income was $59 million, or 4.0% of sales, in the second quarter of 2014 compared to reported division operating income of $31 million, or 4.0% of sales, in the second quarter of 2013 and combined pro forma operating income of $53 million, or 3.5% of sales, in the second quarter of 2013. The increase in second quarter 2014 division operating income compared to combined pro forma second quarter 2013 was driven by lower selling, general, and administrative expenses including sales force and advertising, partially offset by a slight decrease in the gross margin rate.

International Division

International Division reported sales were $0.8 billion in the second quarter of 2014 compared to $0.7 billion in the prior year quarter, reflecting the inclusion of OfficeMax sales in the second quarter of 2014. On a combined pro forma basis, sales declined 5% in constant currency.

International (in millions)	2Q14	2Q13 Pro Forma	2Q13 Reported	YTD14	YTD13 Pro Forma	YTD13 Reported
Sales	$834	$836	$698	$1,768	$1,771	$1,457
Sales decline in constant currency from prior year combined pro forma	(5)%			(3)%
Division operating income (loss)	$(2)	$(6)	$(5)	$14	$8	$2
Division operating income (loss) margin	(0.2)%	(0.7)%	(0.7)%	0.8%	0.5%	0.1%

International Division operating loss was $2 million, or 0.2% of sales, in the second quarter of 2014 compared to a reported division operating loss of $5 million, or 0.7% of sales, in the second quarter of 2013 and combined pro forma operating loss of $6 million, or 0.7% of sales, in the second quarter of 2013. The reduction in the second quarter 2014 division operating loss compared to combined pro forma second quarter 2013 was driven by an improvement in the gross margin rate as well as lower selling, general, and administrative expenses including advertising and payroll, partially offset by the negative flow-through impact of lower sales.

Office Depot ended the second quarter of 2014 with a total of 257 stores in the International Division, including 143 company-owned stores and 114 stores operated by franchisees and licensees.

In June 2014, the company executed an agreement to sell its interest in the Grupo OfficeMax business in Mexico to the JV partners for cash. The assets and liabilities of the JV are classified as held for sale on the balance sheet and the JV operating results have been reclassified from the International division income statement to Other for comparability. The sale transaction is expected to close in the third quarter of 2014.

Corporate Results

Corporate includes support staff services and certain other expenses that are not allocated to the three divisions. Unallocated operating costs were $33 million in the second quarter of 2014 compared to reported unallocated operating costs of $20 million in the second quarter of 2013, and combined pro forma unallocated operating costs of $31 million in the second quarter of 2013.

In the second quarter of 2014, the company recorded an $80 million legal accrual relating primarily to a potential settlement arising from a lawsuit filed in 2009 in California state court. This matter related to contracts implemented in 2001 and 2006, and which expired several years ago. The company defended the matter vigorously for several years, but the case was likely to go on for several years longer, including a jury trial and potential appeals by the parties. A settlement is not an admission of any wrongdoing, avoids the costs and risks of protracted litigation, and allows the company to focus on its business priorities. Any potential settlement remains subject to formal approvals.

Other

The 2014 results of the Grupo OfficeMax JV, which have been reclassified from the International division to Other in GAAP reporting, have been excluded from non-GAAP reporting for comparability due to the sale of our JV interest. At the end of the second quarter of 2014 the Grupo OfficeMax JV owned 92 retail stores in Mexico.

Other income (expense), net reported in the second quarter of 2013 included $7 million of income from the Office Depot de Mexico JV interest that was sold in July 2013.

Balance Sheet and Cash Flow

As of June 28, 2014, Office Depot had $768 million in cash and cash equivalents and $1.1 billion available under the Amended and Restated Credit Agreement, for a total of approximately $1.9 billion in available liquidity. Total debt was $714 million, excluding $849 million of non-recourse debt related to credit-enhanced timber installment notes.

In the second quarter of 2014, the company liquidated all remaining shares of Boise Cascade Company common stock after the distribution of 1.6 million shares in the first quarter related to its equity investment in Boise Cascade Holdings. The sale of shares in the second quarter resulted in proceeds of approximately $20 million.

U.S. Retail Store Portfolio Optimization

In the second quarter of 2014, Office Depot completed its analysis of the company’s U.S. retail store portfolio, and anticipates closing at least 400 stores by the end of 2016. The company now expects to close approximately 165 stores in 2014, with the majority to be closed in the fourth quarter. The total closures are expected to result in at least $100 million in annual run-rate synergies by the end of 2016. The one-time cash impact of the store closures in 2014 is expected to approximately break even, with working capital savings offsetting closure and transfer costs. In addition, for all store closures in 2014, the company expects to accrue approximately $40 million for any remaining lease obligations, subject to mitigation through negotiations with landlords and in some cases subleasing.

Outlook

For the remainder of 2014, Office Depot continues to expect that market trends will remain challenging across the company’s product lines and distribution channels, and therefore continues to anticipate total company sales in 2014 will be lower than 2013 combined pro forma sales. The expense deleverage from lower sales is expected to offset a portion of the merger synergies and operating improvements anticipated during the year. Based primarily upon earlier than expected realization of cost synergies in the second quarter, the company now expects to generate adjusted operating income of not less than $200 million in 2014 compared with its prior outlook of not less than $160 million.

Including at least $100 million in annual run-rate synergies from the optimization of the U.S. retail store portfolio, the company also raised its estimated total annual run-rate of synergies to more than $700 million by the end of 2016, compared its prior outlook of more than $675 million. Of those synergies, the company now expects to realize at least $220 million during 2014, and to end the year with an annual run-rate of approximately $400 million, not including benefit from the retail store optimization.

The company continues to estimate that $400 million of cash merger integration expenses will be required during the three-year period of 2014 through 2016 to substantially complete the integration, excluding costs related to optimizing the U.S. retail store portfolio. Approximately $300 million of these cash integration expenses will be incurred in 2014. The company continues to anticipate integration capital spending of approximately $200 million to $250 million during the 2014 through 2016 period. In 2014, the company expects capital spending to be approximately $150 million, excluding up to an additional $50 million in integration capital expenditures. Depreciation and amortization is expected to be approximately $300 million in 2014.

Conference Call Information

Office Depot will host a webcast and conference call with analysts and investors to review its second quarter 2014 financial results today at 9:00 a.m. Eastern Time. The live audio webcast of the conference call can be accessed via the Internet by visiting our Investor Relations website at investor.officedepot.com.

Non-GAAP Reconciliations and 2013 Pro Forma Information

Reconciliations of reported (GAAP) results to adjusted (non-GAAP) results are presented in this release. These reconciliations, as well as consolidated 2013 pro forma income statements for the combined legacy Office Depot and OfficeMax operations, are posted to the Investor Center page on our Investor Relations website at investor.officedepot.com.

About Office Depot, Inc.

Formed by the merger of Office Depot and OfficeMax, Office Depot, Inc. is a leading global provider of products, services, and solutions for every workplace – whether your workplace is an office, home, school, or car.

Office Depot, Inc. is a resource and a catalyst to help customers work better. We are a single source for everything customers need to be more productive, including the latest technology, core office supplies, print and document services, business services, facilities products, furniture, and school essentials.

The company has combined pro forma annual sales of approximately $17 billion, employs more than 60,000 associates, and serves consumers and businesses in 57 countries with more than 2,000 retail stores, award-winning e-commerce sites and a dedicated business-to-business sales organization – all delivered through a global network of wholly owned operations, joint ventures, franchisees, licensees and alliance partners. The company operates under several banner brands including Office Depot, OfficeMax, OfficeMax Grand & Toy, Reliable and Viking. The company’s portfolio of exclusive product brands include TUL, Foray, DiVOGA, Ativa, WorkPRO, RealSpace and HighMark.

Office Depot, Inc.’s common stock is listed on the New York Stock Exchange under the symbol ODP. Additional press information can be found at news.officedepot.com.

All trademarks, service marks and trade names of Office Depot, Inc. and OfficeMax Incorporated used herein are trademarks or registered trademarks of Office Depot, Inc. and OfficeMax Incorporated, respectively. Any other product or company names mentioned herein are the trademarks of their respective owners.

FORWARD-LOOKING STATEMENTS

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to, among other things, the company, based on current beliefs and assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “propose” or other similar words, phrases or expressions, or other variations of such words. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of the company’s control. There can be no assurances that the company will realize these expectations or that these beliefs will prove correct, and therefore investors and shareholders should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include adverse regulatory decisions; the risks that the combined company will not realize the estimated accretive effects of the merger or the estimated cost savings and synergies; the businesses of Office Depot and OfficeMax may not be integrated successfully or such integration may take longer, be more difficult, time-consuming or costly to accomplish than expected; the business disruption following the merger, including adverse effects on employee retention; the combined company’s ability to maintain its long-term credit rating; unanticipated changes in the markets for the combined company’s business segments; unanticipated downturns in business relationships with customers; competitive pressures on the combined company’s sales and pricing; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation, dispute resolutions or settlement expenses; new laws and governmental regulations. The foregoing list of factors is not exhaustive. Investors and shareholders should carefully consider the foregoing factors and the other risks and uncertainties described in Office Depot’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. The company does not assume any obligation to update or revise any forward-looking statements.

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	June 28,	June 29,	June 28,	June 29,
	2014	2013	2014	2013
Sales	$3,841	$2,419	$8,194	$5,137
Cost of goods sold and occupancy costs	2,958	1,873	6,296	3,931

Gross profit	883	546	1,898	1,206
Selling, general and administrative expenses	863	560	1,805	1,185
Asset impairments	22	4	72	10
Merger, restructuring, and other operating expenses, net	103	27	204	46
Legal accrual	80	—	80	—

Operating loss	(185)	(45)	(263)	(35)
Other income (expense):
Interest income	6	—	12	—
Interest expense	(16)	(17)	(41)	(33)
Other income (expense), net	(2)	8	(2)	13

Loss before income taxes	(197)	(54)	(294)	(55)
Income tax expense (benefit)	(8)	—	4	6

Net loss	(189)	(54)	(298)	(61)
Less: Results attributable to the noncontrolling interests	1	—	2	—

Net loss attributable to Office Depot, Inc.	(190)	(54)	(300)	(61)

Preferred stock dividends	—	10	—	20

Net loss available to common stockholders	$(190)	$(64)	$(300)	$(81)

Basic and diluted net loss per share	$(0.36)	$(0.23)	$(0.56)	$(0.29)

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except share and per share amounts)

(Unaudited)

	June 28,	December 28,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$768	$948
Receivables, net	1,306	1,314
Inventories	1,653	1,741
Assets of consolidated joint venture held for sale	176	153
Prepaid expenses and other current assets	278	290

Total current assets	4,181	4,446
Property and equipment, net	1,095	1,262
Goodwill	390	398
Other intangible assets, net	101	110
Timber notes receivable	935	945
Deferred income taxes	35	35
Other assets	236	281

Total assets	$6,973	$7,477

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$1,279	$1,381
Accrued expenses and other current liabilities	1,442	1,443
Income taxes payable	—	4
Liabilities of consolidated joint venture held for sale	72	73
Short-term borrowings and current maturities of long-term debt	29	27

Total current liabilities	2,822	2,928
Deferred income taxes and other long-term liabilities	647	717
Pension and post-employment obligations	122	163
Long-term debt, net of current maturities	685	692
Non-recourse debt	849	859

Total liabilities	5,125	5,359

Commitments and contingencies
Noncontrolling interest in joint venture	56	54
Stockholders’ equity:
Office Depot, Inc. stockholders’ equity:
Common stock—authorized 800,000,000 shares of $.01 par value; issued shares – 543,490,956 in June 2014 and 536,629,760 in December 2013	5	5
Additional paid-in capital	2,500	2,480
Accumulated other comprehensive income	280	272
Accumulated deficit	(936)	(636)
Treasury stock, at cost – 5,915,268 shares in 2014 and 2013	(58)	(58)

Total Office Depot, Inc. stockholders’ equity	1,791	2,063
Noncontrolling interests	1	1

Total equity	1,792	2,064

Total liabilities and stockholders’ equity	$6,973	$7,477

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	26 Weeks Ended
	June 28,	June 29,
	2014	2013
Cash flows from operating activities:
Net loss	$(298)	$(61)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	155	96
Charges for losses on inventories and receivables	35	28
Asset impairments	72	10
Changes in working capital and other	(126)	(167)

Net cash used in operating activities	(162)	(94)

Cash flows from investing activities:
Capital expenditures	(66)	(62)
Proceeds from sale of available for sale securities	43	—
Proceeds from assets sold and other	8	(5)

Net cash used in investing activities	(15)	(67)

Cash flows from financing activities:
Net proceeds (payments) on employee share-based transactions	1	(2)
Preferred stock dividends	—	(20)
Payment for noncontrolling interests	—	(1)
Net payments on long- and short-term borrowings	(10)	(11)

Net cash used in financing activities	(9)	(34)

Effect of exchange rate changes on cash and cash equivalents	3	(4)
Impact of change in cash and cash equivalents included in assets of consolidated joint venture held for sale	3	—
Net decrease in cash and cash equivalents	(180)	(199)
Cash and cash equivalents at beginning of period	948	671

Cash and cash equivalents at end of period	$768	$472

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliation

(Unaudited)

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are not indicative of our core operations (“non-GAAP”). A reconciliation of GAAP financial measures to non-GAAP financial measures and the limitations on their use may be accessed on the Investor Center page on our Investor Relations website at investor.officedepot.com. Also, our measurement of these non-GAAP financial measures may be different from similarly titled financial measures used by others and therefore may not be comparable. Such non-GAAP information should not be considered superior to the GAAP amounts. Certain portions of those reconciliations are provided in the following tables.

The company’s outlook included in this release for 2014 adjusted operating income excludes charges or credits not indicative of our core operations, which may include but not be limited to merger integration expenses, restructuring charges, asset impairments, and significant legal accruals. The exact amount of these charges or credits are not currently determinable, but may be significant. Accordingly, the company is unable to provide a reconciliation to an equivalent operating income outlook for 2014. Additionally, adjusted operating income excludes 2014 results from the Grupo OfficeMax consolidated joint venture, as the Office Depot interest in the joint venture is pending sale.

(In millions, except per share amounts)

Q2 2014	Reported (GAAP)	% of Sales	Less: Charges & Credits	Less: Grupo OfficeMax	Adjusted (Non-GAAP)	% of Sales
Sales	$3,841		$—	$59	$3,782
Gross profit	883	23.0%	—	16	867	22.9%
Operating expenses	1,068	27.8%	205	14	849	22.4%

Operating income (loss)	$(185)	(4.8)%	$(205)	$2	$18	0.5%
Net income (loss) attributable to common stockholders	$(190)	(4.9)%	$(178)	$0	$(12)	(0.3)%
Earnings (loss) per share	$(0.36)		$(0.34)	$—	$(0.02)

YTD 2014	Reported (GAAP)	% of Sales	Less: Charges & Credits	Less: Grupo OfficeMax	Adjusted (Non-GAAP)	% of Sales
Sales	$8,194		$—	$127	$8,067
Gross profit	1,898	23.2%	—	33	1,865	23.1%
Operating expenses	2,161	26.4%	356	25	1,780	22.1%

Operating income (loss)	$(263)	(3.2)%	$(356)	$8	$85	1.1%
Net income (loss) attributable to common stockholders	$(300)	(3.7)%	$(325)	$0	$25	0.3%
Earnings (loss) per share	$(0.56)		$(0.61)	$—	$0.05

OFFICE DEPOT, INC.

Store Statistics

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
Store Counts (1)	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
North American Retail (NAR):
Stores opened	2	3	2	3
Stores closed	32	5	44	6
Total NAR (U.S.) stores	1,870	1,109	1,870	1,109
Total NAR square footage (in millions)	42.4	25.3
Average square footage per store (in thousands)	22.7	22.8
Business Solutions Division:
Stores opened	—	—	—	—
Stores closed (2)	19	—	19	—
Total Business Solutions (Canada)	—	—	—	—
International Division Company-Owned:
Stores opened	—	—	2	1
Stores closed	3	1	3	1
Total International Company-Owned	143	123	143	123
International Division Franchisees & Licensees:
Stores opened	—	3	—	3
Stores closed	1	16	1	16
Total International Franchisees & Licensees	114	133	114	133
Other (Mexico Joint Ventures):
Stores opened	—	2	—	3
Stores closed	—	—	1	2
Total Mexico Joint Ventures (3)	92	249	92	249

(1)	June 28, 2014 counts include OfficeMax locations acquired in the fourth quarter of 2013
(2)	All 19 Grand & Toy branded locations in Canada were closed during the second quarter of 2014
(3)	All 92 locations noted as of June 28, 2014 are Grupo OfficeMax joint venture locations. The Office Depot interest in the joint venture is pending sale.